EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) made the 8th day of March, 2007.

BETWEEN:

Lusora Healthcare Systems Inc., a public company incorporated under the laws of the State of Nevada having its head office at 2802 Flintrock Trace, Suite 221, Austin, Texas 78738 USA

(“LHCS”)

AND:

Jeff Kidder, a businessman with a mailing address at P.O. Box 720627, Oklahoma City, Oklahoma 73172

(the “Employee”)

WHEREAS LHCS would like to engage the Employee as an employee of LHCS, and the Employee would like to be engaged by LHCS as an employee, on the terms and conditions contained herein;

IN CONSIDERATION of the mutual agreements in this Agreement and subject to the terms and conditions specified in this Agreement, the parties agree as follows:

1.	Definitions
1.1	In this Agreement, including the recitals and the schedules, unless otherwise defined in this Agreement, the defined words and expressions have the meanings set out in Schedule “A” to this Agreement.
2.	Scope of Employment
2.1

Position and Title. LHCS engage the Employee as an employee of LHCS. The Employee hereby agrees to such engagement. The Employee shall be employed as the Vice President of Business Development (“VPBD”) of LHCS.

2.2

Duties. As Vice President of Business Development of LHCS, the Employee shall carry out the duties typically performed by the VPBD of a public company engaged in the business of healthcare technology, including the providing of leadership to implement LHCS’ strategic goals and objectives, enabling the Board of Directors to fulfill its governance function, providing direction and leadership to LHCS toward the achievement of its philosophy, mission, strategy, and its annual goals and objectives and reporting to the Chief Operating Officer (“VPBD Duties”).

2.3	Commitment of the Employee. The Employee shall use his best efforts to promote the interests of LHCS, and shall carry out the VPBD Duties honestly, in good faith and in the best interests of LHCS.
2.4	Term. The term of the employment is for three years commencing on May 1, 2007.

CW1109760.1

3.	Salary, Bonuses and Benefits
3.1

Salary. LHCS shall pay to the Employee an annual base salary of $125,000, exclusive of Bonuses and Benefits (the “Salary”). The Salary shall be payable semi-monthly, in arrears, on the fifteenth and last business Day of each month, commencing at the end of the first month of the Employee’s employment.

3.2

Annual Bonus. LHCS may pay to the Employee a bonus of up to 100% of his total annual salary. The amount of any bonus paid shall be determined by milestones to be mutually agreed upon by LHCS and employee.

3.3

Reimbursement of Expenses. LHCS shall reimburse the Employee for all reasonable expenses incurred in the performance of his Duties, provided that the Employee provides LHCS with a written monthly expense report with supporting documentation in a form satisfactory to LHCS.

3.4

Stock Options. Upon approval by the Board of Directors, or a committee thereof, Employee shall be granted options under a Board of Directors approved Employee Stock Option Plan (“Plan”) to be created at a future date. Such stock options (“Stock Options”) shall be granted and governed as defined by the Plan:

(a)	The number of Stock Options shall be 500,000 shares of LHCS;
(b)	Employee shall be eligible to receive future stock grants and stock option awards at the discretion of the Board of Directors;
3.5

Health Insurance. LHCS shall provide the Employee with medical and dental insurance coverage (“Insurance”) in accordance with the Policies in place from time to time. Until LHCS provide the Employee with Insurance, they shall reimburse the Employee for his own private healthcare plan expenses of up to $750 per month.

3.6

Vacation Entitlement. The Employee shall be entitled to 7 Days paid vacation (“Vacation”) during each full fiscal year of employment (pro-rated for any partial fiscal years during which the Employee is employed). In addition, the Employee shall be entitled to paid holidays on the statutory holidays in the State of Texas, United States. The Employee’s Vacation entitlement shall increase, if at all, in accordance with the Policies in place from time to time.

3.7	Benefits. The Insurance, Vacation, Holidays, Stock Options and other benefits conferred by this Agreement are referred to collectively herein as the “Benefits.”
3.8

Deductions and Remittances. LHCS shall be entitled to deduct and retain from the Salary, Bonuses and Benefits due to the Employee, and remit to the required governmental authority, any amount that it may be required by law or regulation to deduct, retain and remit including, without limitation, Federal and State income tax, in addition to any other statutory deductions and remittances.

4.	Termination
4.1

Employee’s Right to Terminate for any Reason. The Employee may terminate this Agreement and his employment for any reason at any time upon providing 90 days advance notice in writing to LHCS. LHCS shall be obliged to pay the Salary and Benefits earned and accrued but not paid, due up to the date of termination, with such payment to be made within 6 Days of the date of termination.

4.2

Company’s Right to Terminate for Cause. LHCS may terminate this Agreement and the Employee’s employment for Cause at any time on written notice to the Employee. LHCS shall pay the Salary and Benefits earned and accrued but not paid that are due up to the date of termination, with such payment to be made within 6 Days of the date of termination.

4.3

Company’s Right to Terminate for any Reason. LHCS may terminate the employment of the Employee for any reason at any time on 90 days written notice to the Employee. LHCS shall be obliged to pay the Salary, and any Bonuses and Benefits earned and accrued but not paid, due up to the date of such termination notice and for 90 days thereafter, with such payment to be made within 6 Days of the date of delivery of the termination notice. In addition to any such accrued but unpaid amounts, if the Employee continues to work as required under this Agreement during the 90 day notice period, benefits, stock option vesting and bonus share vesting will continue during such period.

5.	Confidential Information
5.1

Confidentiality. All Confidential Information shall, during the Term of this Agreement and for a period of 12 months thereafter, be held by the Employee in a fiduciary capacity for LHCS, in the strictest confidence, and shall be used or disclosed by the Employee solely for the benefit of Lusora, LHCS or their Affiliates, and shall not be used or disclosed by the Employee, directly or indirectly, for any purpose other than for the benefit of Lusora, LHCS or their Affiliates.

5.2

Copying and Delivery of Records. The Employee shall not, either during the Term of this Agreement or for a period of 12 months thereafter, directly or indirectly, cause or permit any Confidential Information to be copied or reproduced other than in the ordinary course of the Employee’s Duties. The Employee shall promptly return to LHCS all written information, disks, tapes, memory devices and all copies of any of Confidential Information of LHCS forthwith upon LHCS’s request, at any time, to do so.

5.3

Trading in stock. The Employee acknowledges that LHCS is a publicly traded company and that as an employee he may become privy to confidential information that has not been disclosed to the public. Employee agrees not to trade in the stock of LHCS while in possession of such information and will not disclose such information to any person for the purpose of such person trading the stock.

6.	Intellectual Property.

6.1

Developments. Any information, technology, technical data or any other thing or documentation whatsoever which the Employee, either by himself or in conjunction with any third party, conceives, makes, develops, acquires or acquires knowledge of during the Employee’s employment with LHCS that is related to the business of Lusora, LHCS or their Affiliates (collectively the “Developments”)shall automatically form part of the Confidential Information and shall become and remain the sole and exclusive property of LHCS. Accordingly, the Employee does hereby irrevocably, exclusively and absolutely assign, transfer and convey to LHCS in perpetuity all world-wide right, title and interest in and to any and all Developments and other rights of whatsoever nature and kind in or arising from or pertaining to all such Developments created or produced by the Employee during the course of performing this Agreement, including, without limitation, the right to effect any registration in the world to protect the foregoing rights. LHCS shall have the sole, absolute and unlimited right throughout the world, therefore, to protect the Developments by patent, copyright, industrial design, trademark or otherwise and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Developments, in whole or in part, or combine the Developments with any other matter, or not use the Developments at all, as LHCS sees fit.

6.2

Protection of Developments. The Employee does hereby agree that, both before and after the termination of this Agreement, the Employee shall perform such further acts and execute and deliver such further instruments, writings, documents and assurances (including, without limitation, specific assignments and other documentation which may be required anywhere in the world to register evidence of ownership of the rights assigned pursuant to this Agreement) as LHCS shall reasonably require in order to give full effect to the true intent and purpose of the assignment made under this Section 6. If LHCS are for any reason unable, after reasonable effort, to secure execution by the Employee on documents needed to effect any registration or to apply for or prosecute any right or protection relating to the Developments, the Employee hereby designates and appoints LHCS and their duly authorized officers and agents as the Employee’s agents and attorneys to act for and in the Employee’s behalf and stead to execute and file any such document and do all other lawfully permitted acts necessary or advisable in the opinion of LHCS to effect such registration or to apply for or prosecute such right or protection, with the same legal force and effect as if executed by the Employee.

7.	Remedies.
7.1

Injunctive Relief and Remedies not Exclusive. In the case of a breach of this Agreement by the Employee, in addition to any other remedy available to LHCS or to its Affiliates, LHCS and its Affiliates shall be entitled to seek relief by way of restraining order, injunction, decree or otherwise. The remedies provided to LHCS and its Affiliates under this Agreement are cumulative and not exclusive to each other, and no such remedy shall be deemed to affect any right to which they are entitled to seek at law, in equity or by statute.

8.	Left blank intentionally
9.	Indemnification
9.1

Indemnification. In addition to any other indemnification that LHCS may grant to the Employee, LHCS hereby covenant and agree that if the Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative of any nature whatsoever (a “Proceeding”) by reason of, or as a result of actions taken before or after the execution of this Agreement that were carried out without the Employee’s direct knowledge and consent, the Employee shall be indemnified and held harmless by LHCS to the fullest extent legally permitted or authorized by LHCS’s constating documents or, if lesser, by applicable federal, state or provincial legislation, against all costs, expenses, liability and losses of any nature whatsoever (including, without limitation, attorney’s fees, judgments, fines, interest, taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Employee in connection therewith (collectively the “Indemnification Amounts”), and such indemnification shall continue as to the Employee even if he has ceased to be a Director, officer, member, employee or agent of LHCS.

10.	General
10.1	Time. Time shall be of the essence in this Agreement.
10.2

Severability. If any whole or partial provision of this Agreement (the “Offending Provision”) is declared or becomes unenforceable, invalid or illegal for any reason whatsoever, then the remainder of this Agreement shall remain in full force and effect as if this Agreement had been executed without the Offending Provision.

10.3	Assignment and Enurement. This Agreement is not assignable by the Employee in whole or in part. This Agreement is not assignable by LHCS in whole or in part without the prior written consent of the Employee. This Agreement shall enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and permitted assigns.

10.4	Currency. Unless otherwise specified herein, all references to currency are to U.S. dollars.
10.5

Governing Law and Attornment. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the federal laws of the United States applicable in the State of Texas, and the parties irrevocably submit to and accept generally and unconditionally the exclusive jurisdiction of the courts and appellate courts of the State of Texas in that regard.

10.6	Entire Agreement. This Agreement represents the entire agreement between the parties in respect to the subject matter of this Agreement.
10.7

Waiver and Amendments. No failure or delay by any party in exercising any power or right under this Agreement shall operate as a waiver of such power or right. No single or partial exercise of any right or power under this Agreement shall preclude any further or other exercise of such right or power. No amendment, change, modification or waiver of this Agreement shall be valid unless it is in writing and signed by each party to this Agreement.

10.8

Further Assurances. Each of the parties shall promptly execute and deliver such further documents and assurances and take such further actions as may from time to time be required to carry out the intent and purpose of this Agreement.

10.9

Notice. Any notice, direction, request or other communication required or contemplated by any provision of this Agreement shall be given in writing and shall be given by delivering, faxing or emailing same to the parties as follows:

(a)	To LHCS at:

Lusora Healthcare Systems Inc.
2802 Flintrock Trace, Suite 221
Austin, Texas 78738
Attention: Dan Bauer

Email: dbauer@lusora.com

(b) To the Employee at the contact information provided below:

Jeff Kidder
P.O. Box 720627
Oklahoma City, Oklahoma 73172
USA

Mobile: (405) 517-9667

Email: jeff@hanoverhealth.com

Any such notice, direction, request or other communication shall be deemed to have been given or made on the date on which it was delivered or, in the case of fax, on the next Day after receipt of transmission.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals effective as of the date first above written.

SIGNED, SEALED AND DELIVERED BY

SIGNED, SEALED AND DELIVERED BY

LUSORA HEALTHCARE SYSTEMS INC.

Per: /s/ Dan Bauer

Authorized Signatory
Name of Signatory:	Dan Bauer

Title of Signatory: Chief Executive Officer

Full Name of Employee:	Jeffrey Kidder

Full Address of Employee (including postal code):

P.O. Box 720627
Oklahoma City, Oklahoma 73172
USA

Mobile: (405) 517-9667
Email: jeff@hanoverhealth.com

SIGNED, SEALED AND DELIVERED

by Jeff Kidder:

/s/ JeffreyKidder

Signature of Employee

SCHEDULE “A”

Definitions

In the Agreement to which this Schedule is attached, the following words and expressions have the following meanings unless the context otherwise requires:

(a)

“Affiliate” means any person or entity controlled by, controlling or under common control with LHCS. For the purposes of this definition, the term “control” when used with respect to any person or entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether as an officer or director, through the ownership of voting securities, by contract or otherwise. The term Affiliate of LHCS specifically includes:

(i)	any subsidiary or parent of LHCS; and
(ii)

any company or enterprise, individuals or their successors, any subsidiary or parent of any of them or of LHCS which owns, directly or indirectly, more than 10% of the voting securities or any similar indicia of ownership.

(b)	“Cause” includes, without limitation, the following:
i)

the Employee’s failure or refusal to faithfully or diligently perform his Duties or meet his obligations under this Agreement, including any breach of any term of this Agreement, unless such failure or refusal is based on the Employee’s good faith determination that the requested action is illegal or unethical;

ii)

the Employee’s failure or refusal to comply in good faith with the instructions given by his Superior from time to time; unless such failure or refusal is based on the Employee’s good faith determination that the requested action is illegal or unethical;

iii)	the Employee’s failure or refusal to comply with the Policies established by LHCS from time to time;
iv)	the Employee’s commission of any act of gross negligence or gross incompetence in the conduct of his Duties, or in the performance of his obligations under this Agreement; and
v)

the Employee’s fraud, dishonesty or other misconduct, wilful or otherwise, including, without limitation, the Employee being convicted of a criminal offence involving fraud or dishonesty; or sanctioned by a corporate registry, stock exchange, securities commission or other similar regulatory organization in respect of a breach of corporate, commercial or securities rules, policies, laws or regulations;

provided, however, that Cause shall not include any failure or refusal under (i), (ii) or (iii) above if same is cured by the Employee within a reasonable period of time following receipt of written notice specifying the failure or refusal and the action necessary to correct same;

(c)	“Confidential Information” means information disclosed to the Employee, known by the Employee or developed by the Employee (alone or with others) as a consequence of or through:
(i)	his position as a director, officer, employee or consultant of LHCS or of an Affiliate of LHCS; or

(ii)

his relationship with LHCS or an Affiliate of LHCS; which is not generally known in the industry in which LHCS or its Affiliates are or may operate, but only to the extent that such information relates to the Business of LHCS including, without limitation, information relating to technologies, services and products owned, licensed or developed by or for LHCS or its Affiliates;

(iii)	Intellectual Property of LHCS and its Affiliates;
(iv)	existing or potential suppliers, customers and strategic partners of LHCS and its Affiliates;
(v)

business plans, strategic plans, research and development plans, marketing plans, financing plans, merger and acquisition plans, strategic partnering plans, human resource plans, investor relation plans or other corporate and business plans of any kind whatsoever of LHCS and of its Affiliates;

(vi)	revenue models, pricing strategies, billing methods of LHCS and of its Affiliates; and
(vii)	directors, officers, employees, consultants and professional advisors of LHCS and of its Affiliates;

however, Confidential Information does not include information which:

(i)	is or has been generally available to the public by any means, through no fault of the Employee, and without breach of this Agreement, or is known by the Employee as of the date of this Agreement; or
(ii)	the Employee is compelled by law to disclose to a court of competent authority;
(iii)	is or has been lawfully disclosed to the Employee by a third party without an obligation of confidentiality being imposed upon the Employee; or
(iv)	has been disclosed without restriction by LHCS or by a third party owner of the Confidential Information.
(d)	“Day” means business day.
(e)

“Intellectual Property” is used in its broadest sense and means and includes any statutory, common law, equitable, contractual or proprietary interest, recognized currently or in future, in knowledge received or transmitted through investigation, observation, experience, study, instruction, discovery, creation, improvement, or publication, regardless of the form or medium in which the knowledge is embodied and whether or not patentable or copyrightable in respect of the Intellectual Property. The term Intellectual Property includes the following:

(i)	knowledge and its embodiments including:
(ii)

technical information, including meeting and collaboration notes, contents of laboratory notebooks, data, formulae, drawings, diagrams, blueprints, know-how, concepts, processes, product plans, service plans, computer software, flowcharts, specifications, design documents, and models; and

(iii)	business information including data, databases, business models, market research and forecasts; and customer lists;

(iv)

interests currently recognized including rights of confidence in information, ideas, concepts and know-how, patent rights in inventions, copyrights in artistic, literary, dramatic, musical, and neighbouring works, design rights in designs, and trademark rights in reputations, marks and domain names;

(v)

copyrightable works of authorship including, without limitation, any technical descriptions for products, user guides, illustrations, advertising materials, computer programs (including the contents of read only memories) and any contribution to such materials; and

(vi)

all trademarks, trade names, business names, patents, inventions, copyrights, software, source code, object code, service marks, brand names, industrial designs and all other industrial or intellectual property and all applications therefore and all goodwill connected therewith, including, without limitation, all licenses, registered user agreements and all like rights of any kind whatsoever, that may be developed, owned or licensed by LHCS or any Affiliate of LHCS or otherwise relating to the business of LHCS or any other business in which LHCS or any Affiliate of LHCS may become engaged.

(f)

“Policies” means all of the rules, policies, standards, procedures, guidelines and employment manuals of LHCS and of its Affiliates in place from time to time including, without limitation, sexual and other harassment policies, black-out and insider trading policies

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